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                                                                    EXHIBIT 10.1



                            ASSET PURCHASE AGREEMENT


       THIS AGREEMENT is made as of December 19, 1997 between Educorp Direct, Inc., a California corporation ("Seller"), Arch Publishers Group, Inc., a New York corporation ("Parent") and Educorp, LLC, a New York limited liability company ("Purchaser").


                                 R E C I T A L S

       A. Seller engages in the business of distributing interactive multimedia software with an emphasis on adult-learning titles and operating a multimedia software catalog business (collectively, the "Business").

       B. Seller desires to sell to Purchaser substantially all of Seller's assets, properties and rights, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, all on the terms and subject to the conditions contained in this Agreement.


                               A G R E E M E N T S

       Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                                   ARTICLE I.

                           Purchase and Sale of Assets

       1.1 Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser hereby purchases from Seller, and Seller hereby sells to Purchaser, Seller's right, title and interest in the Purchased Assets.

       1.2 Enumeration of Purchased Assets. The Purchased Assets shall include the following assets owned by Seller:

              (a) all inventory, including raw materials, work in process, finished goods, and supplies, including substantially the inventory listed in Schedule 1.2(a) (subject to any changes since November 29, 1997) (collectively, the "Inventory");

              (b) all trade accounts receivable (including substantially the trade accounts receivable listed in Schedule 1.2(b), subject to adjustments requested by vendors and any changes since November 29,
       1997), notes receivable, negotiable instruments and chattel paper (collectively, the "Accounts Receivable"); provided however that, notwithstanding the foregoing, the Accounts Receivable being purchased hereunder shall not include any amounts owed to Seller by HighText Interactive, Inc., Educorp Multimedia, Inc., or Hariston Corporation;


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               (c)    Web site name "www.educorp.com";

              (d) all furniture, equipment, computer hardware, and all other tangible personal property (other than the Inventory), including the items presently located at 7438 Trade Street, San Diego, California 92121, but excluding in all events the assets of HighText Interactive, Inc. and Educorp Multimedia, Inc. which are located at such address;

              (e)    current catalog in electronic format;

              (f) all contracts, including sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids, license agreements, distribution agreements, co-op agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements;

              (g) all customer lists, customer records and information (including the mailing address database for Seller's distribution network);

              (h) all intellectual property (including the name "Educorp Direct" but excluding Seller's corporate name), and all goodwill associated with the intellectual property;

              (i) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller;

              (j) all cash, cash equivalents and investments, including the cash in the bank accounts listed in Schedule 1.2(j).; and

              (k)    refunds due with respect to insurance premium payments.

       1.3 Excluded Assets. The Excluded Assets shall consist of the following items:

              (a) Seller's bank accounts (other than the cash, cash equivalents and investments therein), checkbooks and canceled checks;

              (b) claims (and benefits to the extent they arise therefrom) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

              (c) insurance policies of Seller and rights in connection therewith;

              (d) rights arising from prepaid expenses, if any, with respect to assets not being sold hereunder;

              (e) tax refunds due from federal, state and local taxing authorities;

              (f) all rights of indemnification and claims which relate to the conduct of the Business prior to the Closing Date;


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               (g)    Seller's rights under this Agreement; and

              (h) Seller's corporate name (provided that Seller will change its corporate name if it actively engages in business after the date hereof), Seller's corporate charter, minute and stock record books, corporate seal, general ledger and other books of original entry, employee records, payroll and employee benefit records, and tax returns.


                                   ARTICLE II.

                            Assumption of Liabilities


       2.1 Assumed Liabilities. Purchaser hereby assumes and agrees to discharge and perform when due the following (and only the following) liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):
(i) the liabilities listed in Schedule 2.1 hereto (subject to changes since November 29, 1997), (ii) any and all liabilities and obligations incurred on or after November 29, 1997, (iii) without limitation of clause (i), the executory portion of contracts (including royalty agreements, computer leases, any other equipment leases, and the real estate lease) solely with respect to the period after the date hereof, and (iv) up to an additional $50,000 of liabilities and obligations.

       2.2 Excluded Liabilities. Seller shall remain solely responsible for all liabilities and obligations of Seller other than the Assumed Liabilities (the "Excluded Liabilities"). Without limitation of the foregoing, the following shall in all events be deemed to be Excluded Liabilities:

              (a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

              (b) any liabilities of Seller for income taxes, or for any of the following taxes incurred prior to November 1, 1997: sales taxes, use taxes, gross receipts taxes, personal property taxes; and any other federal, state or local government taxes;

              (c) any liability of Seller to banks or financial institutions with respect to borrowed money;

              (d) all severance amounts and other accrued expenses (including without limitation, accrued compensation, vacation benefits, or sick pay) with respect to Seller's employees (except Pam Manno, Scot Caprio, Keri Moisa, Bill Springer, and Margaret Hendrix); and

              (e) all amounts owed by Seller to HighText Interactive, Inc., Educorp Multimedia, Inc., or Hariston Corporation.

       2.3 No Expansion of Third Party Rights. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.


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                                  ARTICLE III.

                      Purchase Price and Manner of Payment

       3.1    Purchase Price. The "Purchase Price" of the Purchased Assets is
(i) 3.5294 shares (the "Shares") of common stock, no par value, of Parent (which Shares upon issuance shall constitute 15% of the issued and outstanding shares of capital stock of Parent), plus (ii) the Assumed Liabilities.

       3.2 Manner of Payment of the Purchase Price. Purchaser hereby assumes the Assumed Liabilities. Contemporaneously herewith, Purchaser shall deliver to Seller a stock certificate issued in the name of Seller evidencing the Shares.

       3.3 Cash Infusion. Hariston Corporation, Inc., a Canadian corporation and the indirect parent of Seller ("Hariston"), shall make a cash capital contribution to Seller on the date hereof in the amount of US $74,625.00 (the "Cash Infusion").

       3.4 Allocation of Purchase Price. The parties agree that the portion of the Purchase Price allocable to Seller's fixed assets is $10,000.


                                   ARTICLE IV

                         Representations and Warranties

       4.1 Representations and Warranties of Parent and Purchaser. Parent and Purchaser jointly and severally represent and warrant to Seller that:

              (a) Parent is a corporation duly organized, existing and in good standing, under the laws of the State of New York. Purchaser is a limited liability company duly organized, existing and in good standing, under the laws of the State of New York.

              (b) Parent has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Parent pursuant to this Agreement (collectively, "Parent's Ancillary Documents"). This Agreement and Parent's Ancillary Documents have been duly executed and delivered by a duly authorized officer of Parent.

              Purchaser has full limited liability company power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement and Purchaser's Ancillary Documents have been duly executed and delivered by the manager of Purchaser.

              (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Agreements, and the consummation by Purchaser of the transactions contemplated by this Agreement and Purchaser's Ancillary Documents.


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              (d)    Neither the execution and delivery of this Agreement and
       Purchaser's Ancillary Documents by Purchaser, nor the execution and delivery of this Agreement and Parent's Ancillary Documents by Parent, nor the consummation by Purchaser and Parent of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Parent's Certificate of Incorporation or By-laws, or Purchaser's articles of organization or operating agreement, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

              (e) Neither Purchaser nor Parent is a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser or Parent according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser or Parent according to the terms of this Agreement may be prohibited, prevented or delayed.

              (f) Neither Purchaser nor Parent , nor any of their respective Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. "Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

              (g) This Agreement and each of Purchaser's Ancillary Documents constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms. This Agreement and each of Parent's Ancillary Documents constitutes the legal, valid and binding obligation of Parent enforceable against Parent in accordance with their respective terms.

              (h) The authorized capital stock of Parent consists of a single class of 200 shares of common stock, no par value ("Common Stock"), of which 20 shares are issued and outstanding. There are no shares of capital stock of Parent of any other class authorized, issued or outstanding. All of the issued and outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. The Shares, when issued to Seller pursuant hereto, shall be validly issued, fully paid and nonassessable. As of the date hereof, after giving effect to the issuance of the Shares to the Seller, the only issued and outstanding capital stock of Seller consists of (i) 20 shares of Common Stock owned of record and beneficially by Arthur Frischman and (ii)
       3.5294 shares of Common Stock owned of record and beneficially by Seller. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Parent obligating the Parent to issue any securities of any kind. As of the date hereof (after giving effect to the issuance of the Shares to Seller), Seller owns fifteen percent (15%) of the issued and outstanding shares of Common Stock of the Parent. Purchaser is a wholly-owned subsidiary of Parent. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued limited liability company interests in Purchaser obligating the Purchaser to issue any securities of any kind.


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       4.2    Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

              (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of California. Seller has all necessary corporate power and authority to conduct the Business as the Business is now being conducted.

              (b) Seller has qualified as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of the Business or the nature or location of its assets requires such qualification and where the failure to so qualify would have a "Material Adverse Effect" (as herein defined). For the purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

              (c) Seller has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement (collectively, "Seller's Ancillary Documents"). This Agreement and Seller's Ancillary Documents have been duly executed and delivered by duly authorized officers of Seller.

              (d) No consent, authorization, order or approval of, or filing or registration with, any governmental authority is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and Seller's Ancillary Documents.

              (e) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

              (f) Copies of the unaudited financial statements of Seller, as of and for the year ended December 31, 1996 have previously been provided to Purchaser. Said financial statements present fairly, in all material respects, the financial position of Seller as of the dates thereof, and the statement of operations and deficit of Seller for the periods covered by said statements, in accordance with generally accepted accounting principles, consistently applied, except as disclosed therein.

              (g) With respect to employees of Seller, Seller does not maintain, administer or contribute to any employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not excluded from coverage under specific Titles or Subtitles of ERISA) for the benefit of employees of the Seller (a "Pension Plan").

              (h) To Seller's Knowledge (as defined herein), except for threatened litigation by creditors, there is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending or overtly threatened, against Seller, or with respect to the consummation of the transactions


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       contemplated hereby, or the use of the Purchased Assets (whether used by
       Purchaser after the Closing or by Seller prior thereto) which if decided adversely to Seller would have a Material Adverse Effect.

              (i)    Seller owns no real estate.

              (j) Neither Seller, nor any of its Affiliates, has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other.

              (k) Seller is acquiring the Shares for its own account for investment and with no present intention of distributing or reselling such shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). Purchaser understands that the Shares have not been registered under the Securities Act or any state securities laws.

       4.3    Limitation on Warranties.

              (a) Except as expressly set forth in Section 4.2, Seller makes no express or implied warranty of any kind whatsoever, including any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED. Except as expressly set forth in Section 4.2, the Purchased Assets are being sold "AS IS, WHERE IS."

              (b) Notwithstanding the foregoing, the Purchaser acknowledges that the shareholders of Hariston have not approved the transaction contemplated hereby, and agrees that each of Seller's representations and warranties in Section 4.2 is qualified by that fact.

       4.4 Definition of Knowledge. For the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to the actual knowledge as of the date hereof of L. James Porter, without giving effect to imputed knowledge.


                                   ARTICLE V.

                                   Deliveries

       5.1 Purchaser's Deliveries. Concurrently with the execution and delivery of this Agreement, Purchaser shall execute and/or deliver to Seller all of the following:

              (a) the stock certificate for the Shares, issued in the name of Seller;

              (b) a copy of Parent's Certificate of Incorporation and By-laws, certified by Purchaser's secretary;


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              (c)    a copy of Purchaser's Articles of Organization, certified
       by Purchaser's manager;

              (d) certificates of good standing of Parent, issued not earlier than twenty days prior to the date hereof by the Secretary of State of New York;

              (e) a certified copy of resolutions of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement and Purchaser's Ancillary Documents;

              (f) a resale certificate with respect to Purchaser's purchase of the Inventory;

              (g) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Purchaser to consummate the transactions contemplated hereby.

       5.2 Seller's Deliveries. Concurrently with the execution and delivery of this Agreement, Seller shall deliver to Purchaser physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver to Purchaser all of the following:

              (a) certified copies of Seller's Certificate of Incorporation and By-laws;

              (b) certificates of good standing of Seller, issued not earlier than twenty days prior to the date hereof by the Secretary of State of California;

              (c) a certified copy of resolutions of Seller's board of directors and sole stockholder, authorizing the execution, delivery and performance of this Agreement and Seller's Ancillary Documents;

              (d) assignments of registered trademarks and copyrights, if any;

              (e) UCC, federal and state tax lien, bankruptcy and judgment searches with respect to Seller; and

              (f) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller to consummate the transactions contemplated hereby.

       5.3 Joint Deliveries. Concurrently with the execution and delivery hereof, the parties shall execute and deliver, or cause to be executed and delivered, to each other:

              (a) all legally required transfer tax declarations, if any, concerning the Purchased Assets; and

              (b)    a shareholder's agreement.


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                                   ARTICLE VII

                             Post-Closing Agreements

       7.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.

       7.2 Inspection of Records. Seller and Purchaser shall each retain and make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a five (5) year period after the date hereof, with respect to all transactions occurring prior to the date hereof or relating to the consummation of the transactions contemplated hereby, and the historical financial condition, assets, liabilities, operations and cash flows of Seller, or the Assumed Liabilities. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

       7.3 Use of Trademarks; References to Seller. Seller shall cease to use and shall not license or permit any third party to use the name "Educorp Direct", or any name, slogan, logo or trademark which is similar or deceptively similar to any of the Trademarks or the name "Educorp Direct". Purchaser may refer to its Business as formerly being Seller's. Seller shall have no obligation to change its corporate name; provided that it must do so before actively engaging in business after the date hereof.

       7.4 Payments of Accounts Receivable. In the event Seller shall receive any instrument of payment of any of the Accounts Receivable, Seller shall forthwith deliver it to Purchaser, endorsed where necessary, without recourse, in favor of Purchaser.

       7.5 Non-Assignment. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser.

       7.6 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby.

       7.7 Frischman Loan. During the first twelve (12) months after the date hereof, Purchaser shall not issue any capital stock (or options, warrants or other rights to acquire capital stock) in order to raise funds unless Purchaser on or prior to the date of such issuance has borrowed at least US $150,000.00 from Arthur Frischman, which loan shall provide for straight line amortization of principal and interest over a three year period and shall bear interest at no more than the Prime Rate plus three percent (3%) per annum. As used herein, "Prime Rate" means the rate announced by Bank of America from time to time as its prime or reference rate.


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       7.8    Amendments to Certificate of Incorporation and By-Laws of Parent.
No later than five (5) business days after the date hereof, Parent shall, if it has not already done so, amend its Certificate of Incorporation and Bylaws as provided in Exhibit A hereto. Parent shall promptly provide to Seller copies of such amendments (which, in the case of the amendment to the Certificate of Incorporation, shall be a copy or an original of the amendment as certified by the New York Secretary of State).

                                  ARTICLE VIII.

                                 Indemnification

       8.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including reasonable attorneys' fees and expenses.

       8.2 Indemnification Obligations of Seller. Subject to the provisions of Section 8.3, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

              (a) any inaccuracy in or breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

              (b) any breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including its obligations under this Article VIII); and

              (c) the failure to discharge any liability or obligation of Seller other than the Assumed Liabilities.

       8.3 Limitation on Seller's Indemnification Obligations. Seller's obligations pursuant to the provisions of Section 8.2 are subject to the following limitations:

              (a) the Purchaser Indemnitees shall not be entitled to recover under Section 8.2(a): (i) until the total amount which Purchaser would recover under Section 8.2(a), but for this Section 8.3(a), exceeds $25,000, and then only for the excess over $25,000; (ii) unless a claim for Damages has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to April 30, 1999; or (iii) if on or before the date hereof Purchaser had actual knowledge of the misrepresentation or breach of warranty;

              (b) the Purchaser Indemnitees shall not be entitled to recover under Section 8.2(b) or (c) hereof if indemnification is also available under Section 8.2(a) hereof;

              (c) the Purchaser Indemnitees shall not be entitled to recover under Section 8.2:

                     (i)    with respect to title to the Leased Premises;


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                     (ii)   WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING
              CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

                     (iii) to the extent aggregate Damages under Section 8.3(a) exceed the then value of the Shares;

                     (iv) to the extent the Damages are covered by insurance (including title insurance) held by Purchaser;

                     (v) with respect to the nonassignability or nontransferability of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser;

              (d) the amount of any recovery pursuant to Section 8.2 shall be net of any income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 8.2.

              (e) this paragraph 8.3 shall not apply to and does not limit Seller's representations and warranties regarding corporate power and authority to enter into and fully perform this agreement.

              (f) this paragraph 8.3 shall not apply to Seller's obligations pursuant to Section 2.2 and 9.1 of this agreement and there shall be no limitation as to Seller's obligation to indemnify Purchaser with regard to all liabilities, if any, that may arise pursuant to 2.2 of this Agreement.

       8.4 Limited Recourse. Notwithstanding any provision to the contrary contained in this Agreement, Purchaser's sole recourse with respect to Seller's obligations under this Article VIII (including any judgment with respect thereto) shall be against the Shares, and Purchaser shall no recourse with respect to such obligations against any other assets of Seller or any assets of any other person or entity. Seller shall continue to hold the Shares until the later of (i) April 30, 1999 or (ii) the date that all timely claims by Purchaser for indemnification hereunder have been finally determined and satisfied.

       8.5 Purchaser's Indemnification Covenants. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

              (a) any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

              (b) any breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including its obligations under this Article VIII); or

              (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities.


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       8.6    Indemnification Exclusive Remedy. Indemnification pursuant to the provisions of this Article VIII shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof with respect to any matter which is the subject of this Article VIII. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.


                                   ARTICLE IX.

                                  Miscellaneous

       9.1 Sales and Transfer Taxes. Seller shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.; provided, however, that Purchaser shall pay all such taxes to the extent (and only to the extent) that the resale certificate provided by it is inadequate.

       9.2 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:


                      If to Seller
                      Addressed to

                      Hariston Corporation
                      1500 West Georgia Street, Suite 1555
                      Vancouver, B.C. V6G 2Z6
                      Attention: L. James Porter, Chief Financial Officer
                      Telecopier: (604) 685-8534

                      with a copy to

                      Altheimer & Gray
                      10 South Wacker Drive
                      Suite 4000
                      Chicago, Illinois  60606
                      Attention: Nancy Kasko, Esq. and Stephen Otis, Esq.
                      Telecopier:  (312) 715-4800


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
                      If to Purchaser or Parent,
                      Addressed to

                      Arch Publishers Group, Inc.
                      134 Saw Mill River Road
                      Elmsford, NY 10523
                      Attention: Arthur Frischman, President
                      Telecopier: (914) 347-0217

                      with a copy to

                      Stanley J. Somer & Associates, P.C.
                      2171 Jericho Turnpike
                      Suite 350
                      Commack, New York 11725
                      Attention: Jeffrey T. Heller
                      Telecopier: 516-462-2338

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.2.

       9.3 Expenses. Subject to Article VIII, each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including attorneys', accountants' and other professional fees and expenses.

       9.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit, schedule and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and Seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transactions contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement.

       9.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.


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
       9.6 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

       9.7 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person or entity other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

       9.8 Assignability. This Agreement shall not be assignable by either party without the prior written consent of the other party.

       9.9 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

       9.10 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

       9.11 Construction. As used herein, (i) "including" and "include" means including without limitation, and (ii) "hereof", "herein" and "hereunder" each refer to this Agreement, not just to the section or provision in which such term appears.

[Remainder of page intentionally blank]

       IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the date first above written.

                      SELLER:

                      EDUCORP DIRECT, INC.

                      By: /s/ L. JAMES PORTER
                         -------------------------------------

                      Its:  Secretary, Chief Financial Officer
                           -----------------------------------


                      PURCHASER:


                      EDUCORP, L.L.C.

                      By: /s/ ARTHUR FRISCHMAN
                         -------------------------------------
                           Arthur Frischman
                      Its: Manager


                      PARENT:


                      ARCH PUBLISHERS GROUP, INC.

                      By: /s/ ARTHUR FRISCHMAN
                         -------------------------------------
                           Arthur Frischman
                      Its: President


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
                                    EXHIBIT A

1. Certificate of Incorporation. The Certificate of Incorporation of Parent shall be amended by adding a new Article SEVENTH as follows:'

       "The Corporation shall not issue any shares of its capital stock (or any options, warrants or other rights directly or indirectly to acquire such shares) ("Offered Securities") unless it first offers in writing to each of the then stockholders of the Corporation the right to buy a pro-rata portion (based on such stockholder's percentage ownership of the common stock of the Corporation) of the Offered Securities at a specified cash price. Each stockholder may elect (by written notice to the Corporation and the other stockholder(s) within thirty days after receipt of such offer) to accept such offer as to some or all of the Offered Securities. To the extent that the stockholders do not so elect to accept such offer within such 30 day period, then the Corporation shall have the right (but not the obligation) to sell the Offered Securities during the six month period following the expiration of said 30 day period at a cash price that is no lower than that specified in the offer notice. After the expiration of said six month period, any subsequent offering by the Corporation must comply with the above pre-emptive rights provisions. Notwithstanding the foregoing, this Article SEVENTH does not apply to:
       (i) to the issuance of 3.5294 shares to Educorp Direct, Inc. on or about December 19, 1997; (ii) a public offering; or (iii) any offering after the Corporation becomes a public company. The Corporation shall not authorize or permit the issuance or transfer to any person or entity (except itself) of any shares of capital stock or other ownership interests (or options, warrants or other rights to acquire same) in any of its direct or indirect subsidiaries (including without limitation Educorp LLC), unless it has first offered such stock or ownership interests to the stockholders of the Corporation in a similar manner as set forth above and designated in this Article as preemptive rights. This Article SEVENTH shall not be amended without the consent of holders of ninety-five percent (95%) of the issued and outstanding share of each class of capital stock of the Corporation."

2. By-Laws: The By-Laws of Parent shall be amended (if they have not already been so amended) as follows:

       (a) amend Article III, Section 1 to permit directors to be designees of shareholders;

       (b) amend Article III, Section 2 in its entirety, so that it reads "The number of directors shall be four."; and

       (c)    add a new Article XII, entitled as follows:

                         "ARTICLE XII - INDEMNIFICATION

              "The corporation shall indemnify each of its directors to the maximum extent permitted under applicable law with respect to any and all claims, actions, lawsuits, damages, expenses (including reasonably attorney's fees) and liabilities in connection with his actions or omissions as a director (a "Claim"). In addition, the corporation shall advance to such director the expenses (including reasonable attorney's fees) of defending against any and all such Claims to the maximum extent and at the earliest time permitted under applicable law.


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
              This provision shall be directly enforceable by the directors of the Corporation as a contract right."


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